EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

Golden Bear Golf, Inc. is the 100% shareholder of the following subsidiaries, all of which are incorporated under the laws of the State of Florida:

                           Paragon Construction International, Inc.
                           Golden Bear Apparel International, Inc.
                           Golden Bear Club Services, Inc.
                           GBRS Corp.